SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004
                             ______________________

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported) :
                                January 30, 2003


                         The Estee Lauder Companies Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                                         11-2408943
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

767 Fifth Avenue, New York, New York                        10153
(Address of principal executive offices)                  (Zip Code)


                         Commission File Number: 1-14064

                                  212-572-4200
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS.

On January 30, 2003, The Estee Lauder Companies Inc. issued a press release reporting its fiscal 2003 second-quarter results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                            THE ESTEE LAUDER COMPANIES INC.

Date:  January 30, 2003                     By:    /s/Richard W. Kunes
                                               ----------------------------
                                                     Richard W. Kunes
                                                   Senior Vice President
                                                and Chief Financial Officer
                                                 (Principal Financial and
                                                   Accounting Officer)

THE                                                                         News
ESTEE                                                                   Contact:
LAUDER                                                       Investor Relations:
COMPANIES INC.                                                   Dennis D'Andrea
                                                                  (212) 572-4384


767 Fifth Avenue                                                Media Relations:
New York, NY  10153                                                 Sally Susman
                                                                  (212) 572-4430
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE:

          ESTEE LAUDER COMPANIES REPORTS STRONG SECOND QUARTER RESULTS;

               SALES GROWTH OF 9% DRIVES 26% GROWTH IN EPS TO $.44


New York, NY, January 30, 2003 - The Estee Lauder Companies Inc. (NYSE: EL) today reported net sales for the fiscal second quarter ended December 31, 2002 of $1.41 billion, a 9% increase from $1.30 billion in the prior-year period. Excluding the impact of foreign currency translation, net sales increased 6%.

The Company achieved net earnings of $109.6 million for the quarter, a 22% increase over the $90.1 million reported in the same period last year. Diluted earnings per common share for the quarter ended December 31, 2002 grew 26% to $.44 compared with $.35 reported in the prior-year quarter.

Fred H. Langhammer, President and Chief Executive Officer, said, "Our performance this quarter against the soft retail backdrop in the United States and certain international markets demonstrates the strength of our brands and the appeal of our products around the world, and validates our strategy to invest in marketing activity to generate growth. At the same time, working the levers of cost containment in all areas of our business contributed to our strong operating performance. Additionally, our ongoing asset management efforts generated solid cash flow results. I am confident that, short of unforeseen events, our new product pipeline, distribution growth, and cost savings will enable us to meet our objectives for the fiscal year."

Results by Product Category
---------------------------

Net sales of skin care products for the quarter rose 5% before foreign currency translation and reported sales increased 8% to $479.3 million. The higher sales reflect the current quarter launches of the Repairwear treatment collection by Clinique and Perfectionist Correcting Serum for Lines and Wrinkles from Estee Lauder. Recently launched and existing products such as Advanced Stop Signs and Moisture Surge Extra from Clinique and Resilience Lift OverNight Face and Throat Creme and Re-Nutriv Ultimate Lifting Creme by Estee Lauder, as well as A Perfect World White Tea Skin Guardian by Origins also contributed to the skin care sales growth. These increases were partially offset by lower sales of certain existing products.

Makeup sales for the quarter rose 9% before the impact of foreign currency translation. Reported sales increased 11% to $476.8 million, fueled by double-digit growth from the Company's makeup artist brands, M.A.C, Bobbi Brown and Stila. During the quarter, the Company launched Eye Defining Duo by Clinique and Virtual Youth from Prescriptives. Recently launched makeup products like Dewy Smooth Anti-Aging Makeup from Clinique and So Ingenious Multi-Dimension Liquid Foundation and So Ingenious Multi-Dimension Loose Powder, as well as new and existing products in the Pure Color Lips and Nails line by Estee Lauder also contributed positively to makeup sales growth. Lower sales of certain existing products partially offset these positive results.

Fragrance sales rose 3% compared to the prior-year quarter excluding the impact of foreign currency translation. On a reported basis, fragrance sales increased 7% to $386.3 million. The increase reflects solid growth from the recovery in the Company's travel retail business, which depends substantially on fragrance products. Fragrance sales benefited from the recent launches of T girl by Tommy Hilfiger, Estee Lauder pleasures intense, Lauder Intuition for Men and Donna Karan Black Cashmere. Classic fragrances, Aromatics Elixir from Clinique and Beautiful from Estee Lauder, also posted strong sales growth during the quarter. Fragrance results were impacted by the overall softness in the fragrance business in the 2002 holiday season, which is reflected in lower sales of Intuition from Estee Lauder, as well as certain Tommy Hilfiger fragrances.

Sales of hair care products for the quarter rose 3% to $60.2 million. The increase is primarily attributable to growth at Aveda and Bumble and bumble.

Operating income increased in skin care and makeup primarily due to the higher sales, while fragrance operating income rose reflecting improved results in the travel retail business. Hair care operating results decreased reflecting planned spending to build retail distribution and product infrastructure to support future growth as well as advanced costs of developing certain international markets.

Results by Geographic Region
----------------------------

In the Americas region, net sales for the quarter increased 4% to $783.5 million. The increase is primarily due to the success of new and certain existing products, strong growth from virtually all developing brands and higher sales from the Estee Lauder brand. Partially offsetting these results were the continued soft retail environment in the United States. Operating income in the Americas rose due to improved sales and benefits from the Company's prior restructurings and ongoing cost containment efforts.

In Europe, the Middle East & Africa, net sales increased 10% over last year's second quarter, excluding the impact of foreign currency translation. The region posted a 19% increase in reported net sales from the prior-year period to $438.0 million, reflecting the impact of the strength of most European currencies against the U.S. dollar. The Company's travel retail business, reported in this region, continues to recover as worldwide travel increases, with sales growing substantially in the current quarter compared with the prior-year period. In constant currency, most markets experienced sales growth, led by strong results in the United Kingdom, Spain, France and Switzerland. Operating profitability increased primarily due to sharply higher results in the travel retail business, as well as improved results in several other markets led by the United Kingdom and France.

On a local currency basis, Asia/Pacific net sales rose 5% compared with last year's quarter. Net sales in the region of $191.2 million on a reported basis grew 7% over the prior-year quarter, primarily reflecting the strength of the Korean Won and Australian dollar during the quarter. The local currency sales increase is primarily due to strong double-digit growth in Korea and Thailand, as well as higher sales in Taiwan. Sales in Japan increased modestly in the current quarter. Operating profit in the region declined as higher results in Australia, Korea and Thailand were offset by lower results in Taiwan.

Six-Month Results
-----------------

For the six months ended December 31, 2002, the Company reported net sales of $2.66 billion, a 7% increase from $2.49 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 4%. The Company achieved net earnings of $183.0 million for the six months compared with $187.2 million in the same period last year. Diluted earnings per common share for the six months ended December 31, 2002 were $.73, equal to $.73 reported in the prior-year period. The prior year net earnings and diluted earnings per share are before the cumulative effect of a change in accounting principle of $20.6 million and $.09, respectively, related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

For the six months ended December 31, 2002, the Company generated $370.0 million in cash flow from operating activities, a 41% increase over the prior-year period. The increase resulted from higher net earnings and improvements in the Company's net working capital components, particularly accounts receivable, accounts payable and an increase in accrued advertising, sampling and merchandising. Operating cash flow was utilized primarily to repurchase shares of the Company's Class A Common Stock and for capital investments.

Estimates of Fiscal 2003 Full-Year and Second Half Results
----------------------------------------------------------

The Company's estimates reflect some degree of economic uncertainty however, unforeseen global political events could adversely impact the Company's performance in the second half. Based on present conditions, the calendarization of the Company's programs and business building activities, the Company believes it will achieve sales and earnings growth in the remaining six months of the fiscal year, in line with previous guidance.

At this time, for the full fiscal year, the Company expects to grow sales approximately 5% on a constant currency basis versus the prior fiscal year. The positive effect of changes in exchange rates in Europe and Asia could increase reported sales growth for the fiscal year by approximately 2.5 to 3 percentage points. The Company expects to achieve diluted earnings per share of between $1.28 and $1.33 for the fiscal year.

Net sales for the second half of fiscal 2003 are expected to grow between 5% and 6% on a constant currency basis versus last fiscal year's second half. Geographic region net sales growth in constant currency is expected to be led by Europe, the Middle East & Africa, followed by Asia/Pacific and the Americas. On a product category basis, in constant currency, hair care and skin care are expected to be the leading sales growth categories, followed by makeup and fragrance. The positive effect of changes in exchange rates in Europe and Asia could increase reported sales growth for the fiscal second half by approximately 2.5 to 3 percentage points. As a result, the Company expects to achieve diluted earnings per share of between $.55 and $.60 for the second half.

Forward-looking Statements
--------------------------

The forward-looking statements in this press release, including those containing words like "will," "believe," "expect," "anticipate," "could," "plan," and "estimate," those in Mr. Langhammer's remarks and those in the "Estimate of Fiscal 2003 Full-Year and Second Half Results" section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:
      (i) increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;
     (ii) the Company's ability to develop, produce and market new products on which future operating results may depend;
    (iii) consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company's products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company's competitors and ownership of competitors by the Company's customers that are retailers;
     (iv) shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;
      (v) social, political and economic risks to the Company's foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
     (vi) changes in the laws, regulations and policies, including changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, that affect, or will affect, the Company's business;
    (vii) foreign currency fluctuations affecting the Company's results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company's operating and manufacturing costs outside of the United States;
   (viii) changes in global or local economic conditions that could affect consumer purchasing, the financial strength of our customers, the cost and availability of capital, which the Company may need for new equipment, facilities or acquisitions, and the assumptions underlying our critical accounting estimates;
     (ix) shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities which, due to consolidations in the Company's manufacturing operations, now manufacture nearly all of the Company's supply of a particular type of product (i.e., focus factories);
      (x)  real estate rates and availability, which may affect the Company's ability to increase the number of retail locations at which the
           Company's products are sold;
     (xi)  changes in product mix to products which are less profitable;
    (xii) the Company's ability to acquire or develop e-commerce capabilities, and other new information and distribution technologies, on a timely basis and within the Company's cost estimates;
   (xiii) the Company's ability to capitalize on opportunities for improved efficiency, such as globalization, and to integrate acquired businesses and realize value therefrom; and
    (xiv) consequences attributable to the events that took place in New York City and Washington, D.C. on September 11, 2001, including further attacks, retaliation and the threat of further attacks or retaliation.

The Estee Lauder Companies Inc. is one of the world's leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.
The Company's products are sold in over 130 countries and territories under well-recognized brand names, including Estee Lauder, Clinique, Aramis, Prescriptives, Origins, M.A.C, Bobbi Brown, Tommy Hilfiger, La Mer, jane,
Donna Karan, Aveda, Stila, Jo Malone, Bumble and bumble and kate spade beauty.

An electronic version of this release can be found at the Company's Website, www.elcompanies.com.

                                                 - Tables Follow -

                         THE ESTEE LAUDER COMPANIES INC.

                         SUMMARY OF CONSOLIDATED RESULTS
                      (In millions, except per share data)

                                                              Three Months Ended                   Six Months Ended
                                                                  December 31       Percent         December 31    Percent
                                                                  -----------       -------         -----------    -------
                                                                2002       2001     Change        2002       2001   Change
                                                                ----       ----     ------        ----       ----   ------

Net Sales.................................................     $1,412.7   $1,298.2   8.8%      $2,655.2   $2,493.0    6.5%

Cost of sales.............................................        371.4      343.3                728.5      688.6
                                                                -------    -------              -------    -------
Gross Profit..............................................      1,041.3      954.9   9.0%       1,926.7    1,804.4    6.8%
                                                                -------    -------              -------    -------
       Gross Margin.......................................         73.7%      73.6%                72.6%      72.4%

Operating expenses:
   Selling, general and administrative....................        865.5      806.6              1,631.9    1,499.2
   Related party royalties................................          5.8        4.8                 10.4        8.8
                                                                 ------     ------              -------    -------
                                                                  871.3      811.4   7.4%       1,642.3    1,508.0    8.9%
                                                                 ------     ------              -------    -------
       Operating Expense Margin...........................         61.7%      62.5%                61.9%      60.5%

Operating Income..........................................        170.0      143.5  18.5%         284.4      296.4   (4.0)%
              Operating Income Margin.....................         12.0%      11.1%                10.7%      11.9%

Interest expense, net.....................................          2.2        1.9                  5.1        5.7
                                                                 ------     ------               ------     ------

Earnings before Income Taxes, Minority Interest
 and Accounting Change....................................        167.8      141.6  18.5%         279.3      290.7   (3.9)%

Provision for income taxes................................         56.1       48.9                 93.5      100.3
Minority interest, net of tax.............................         (2.1)      (2.6)                (2.8)      (3.2)
                                                                 ------     ------               ------     ------

Net Earnings before Accounting Change.....................        109.6       90.1  21.7%         183.0      187.2   (2.2)%
Cumulative effect of a change in accounting
   principle (a)..........................................          -          -                    -        (20.6)
                                                                 ------     ------               ------     ------
Net Earnings .............................................        109.6       90.1                183.0      166.6

Preferred stock dividends.................................          5.8        5.8                 11.7       11.7
                                                                 ------     ------               ------     ------

Net Earnings Attributable to Common Stock.................     $  103.8   $   84.3             $  171.3   $  154.9
                                                                 ======     ======               ======     ======

Basic net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................     $   .45    $   .35   25.8%       $   .73    $   .74   (0.6)%
   Cumulative effect of a change in accounting principle..         -           -                    -         (.09)
                                                                ------     ------                ------     ------
   Net earnings attributable to common stock..............     $   .45    $   .35   25.8%       $   .73    $   .65   12.6%
                                                                ======     ======                ======     ======

Diluted net earnings per common share:
   Net earnings attributable to common stock before
     accounting change....................................     $   .44    $   .35   26.2%       $   .73    $   .73   (0.2)%
   Cumulative effect of a change in accounting principle..         -           -                   -          (.09)
                                                                ------     ------                ------     ------
   Net earnings attributable to common stock..............     $   .44    $   .35   26.2%       $   .73    $   .64   13.1%
                                                                ======     ======                ======     ======

Weighted average common shares outstanding:
   Basic..................................................        233.1      238.1                234.2      238.5
   Diluted................................................        235.0      240.7                236.2      241.5

(a) The six months ended December 31, 2001 included a one-time charge of $20.6 million, or $.09 per diluted common share, attributable to the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

                         THE ESTEE LAUDER COMPANIES INC.

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)


                                                                        December 31         June 30       December 31
                                                                        -----------         -------       -----------
                                                                            2002              2002            2001
                                                                            ----              ----            ----
                                                   ASSETS

Current Assets
Cash and cash equivalents..............................................   $   654.8         $  546.9        $   442.4
Accounts receivable, net...............................................       694.8            624.8            663.8
Inventory and promotional merchandise, net.............................       534.6            544.5            560.8
Prepaid expenses and other current assets..............................       201.0            211.4            198.9
                                                                            -------          -------          -------
     Total Current Assets..............................................     2,085.2          1,927.6          1,865.9
                                                                            -------          -------          -------

Property, Plant and Equipment, net.....................................       581.2            580.7            564.0
Other Assets  .........................................................       899.2            908.2            927.0
                                                                            -------          -------          -------
     Total Assets......................................................    $3,565.6         $3,416.5         $3,356.9
                                                                           ========         ========          =======

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term debt........................................................    $   84.0         $    6.6        $     5.5
Accounts payable.......................................................       202.5            216.4            153.4
Other current liabilities..............................................       907.6            736.6            709.9
                                                                            -------          -------          -------
     Total Current Liabilities.........................................     1,194.1            959.6            868.8
                                                                            -------          -------          -------

Noncurrent Liabilities
Long-term debt.........................................................       323.7            403.9            407.2
Other noncurrent liabilities...........................................       255.1            231.1            257.5
$6.50 Cumulative Redeemable Preferred Stock, at redemption value.......       360.0            360.0            360.0
Total Stockholders' Equity.............................................     1,432.7          1,461.9          1,463.4
                                                                            -------          -------          -------
     Total Liabilities and Stockholders' Equity........................    $3,565.6         $3,416.5         $3,356.9
                                                                           ========         ========         ========


                                              SELECTED CASH FLOW DATA
                                                   (In millions)

                                                                                                 Six Months Ended
                                                                                                    December 31
                                                                                                    -----------
                                                                                                 2002        2001
                                                                                                 ----        ----

Cash Flows from Operating Activities
   Net earnings.........................................................................         $183.0       $166.6
   Depreciation and amortization........................................................           85.1         77.4
   Deferred income taxes................................................................           17.8         10.0
   Cumulative effect of a change in accounting principle................................            -           20.6
   Other items..........................................................................            1.2          1.4
   Changes in operating assets and liabilities:
       Increase in accounts receivable, net.............................................          (56.9)       (75.7)
       Decrease in inventory and promotional merchandise, net...........................           17.0         74.5
       Increase in accounts payable and other accrued liabilities.......................          114.8          3.2
       Other operating assets and liabilities, net......................................            8.0        (16.5)
                                                                                                  -----        -----
         Net cash flows provided by operating activities................................         $370.0       $261.5
                                                                                                  =====        =====

   Capital expenditures.................................................................          (71.1)       (98.1)
   Dividends paid.......................................................................          (23.6)       (35.6)

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